MDI, Inc. Completes Purchase of Corporate Headquarters Building in San Antonio, Texas

Company Announces Plans to Provide Central Station Security and Video Monitoring Services to LearnSafe™ Certified Schools and other Commercial Facilities

San Antonio, Texas – October 8, 2007 – MDI, Inc. (Nasdaq: MDII), the leading provider of total school safety and security management solutions for the educational industry, today announced that it has completed the purchase of its headquarters and operational facilities at 10226 San Pedro Avenue in San Antonio for 3,306,122 shares of company stock that have already been registered with the SEC. The property is valued at approximately $9.5 million and is subject to a $5.5 million loan secured only by the property, with there being no personal liability to the maker of the note.

The property is located on two acres of land adjacent to the San Antonio Airport at the crossroads of Highway U.S. 281 and Interstate 410 in the heart of San Antonio. Total office space is approximately 50,000 square feet. The property consists of a multi-story, 32,000 square foot building, where MDI currently occupies 16,000 feet for its office, warehouse and engineering functions. This space was completely renovated in January 2007. The additional structure on the property is an 18,000 square foot, stand-alone, Georgian-style two-story office building, which was also remodeled in January 2007. This space is currently leased.

MDI will begin to remodel an additional 16,000 square feet on the first floor of the building almost immediately using funds reserved for that purpose under the loan. A principal new use of the additional space will be to house equipment and personnel to be utilized in the Company’s newly formed Central Station Alarm and Video Monitoring business.  This business will be designed to provide real-time, 24x7x365 security monitoring services to school districts as part of the LearnSafe™ Initiative™, as well as to other commercial and government clients.  MDI will add these security monitoring services to its contract with The Cooperative Purchasing Network (TCPN), which is one of the largest buying schedules for public and private schools, municipalities, county and state governments in the nation; currently covering over 42 states.

The advanced capabilities of MDI’s SAFEnet® access control and alarm management software, will allow MDI to monitor and instantly respond to security events on school campuses, and commercial and government installations and facilities remotely through the newly designed state-of-the-art data transmission facility. Events will be detected and analyzed as they occur and appropriate responses calculated by professional security staff using the SAFEnet® System. MDI’s VIEWpoint™ surveillance management and VerifEYE™ Intelligent Video Analytics software will be utilized to monitor video surveillance cameras for anomalies and suspicious events.  Appropriate responses will be dispatched in real-time to district, local and nationwide authorities to intervene in emergency situations.

The Company’s SAFEnet® software, as part of the ONE Unified Technology™ platform provides the centralized, open infrastructure solution required to adequately secure school campuses and commercial facilities from a single point of command and control. This unified security dashboard will allow MDI to manage the anticipated overwhelming volume of security events occurring at our school campuses by consistently increasing visibility and reducing incident response time, thereby protecting students, faculty other administrative personnel in real-time with complete situational awareness.  The MDI solution is also designed to protect schools after-hours against events such as graffiti, trespassing, vandalism, damage to school facilities and theft of assets.

The scalability of the SAFEnet platform allows unparalleled ability to expand to meet the demand in times of crisis.  MDI’s SAFEnet® software has received certifications from Underwriters Laboratories (UL) for (i) UL-1076 (proprietary burglar alarm units and intrusion detection systems); (ii) UL-294 (access control system units), (iii) UL-1981 (central-station automation systems) as well as certification for the Company’s proprietary advanced encryption algorithm (under UL 1076) with the National Institute of Standards and Technology (NIST). The proprietary encryption algorithms assure that security threat reports are received and responses sent without the possibility of interception or alteration by terrorist agents.

For more information on becoming a LearnSafe Certified™ School District, or purchasing MDI solutions via the TCPN contract, please call 866-SAFE-024, email info@learnsafe.org or visit the LearnSafe website at www.learnsafe.org.

About MDI, Inc.

MDI (NASDAQ: MDII) manufactures security technology solutions designed to protect people, facilities and assets. These solutions are unified by ONE Technology.  ONE Technology unifies security point products, systems and subsystems into a common management platform.  Far beyond the Integrated Security Management software promoted by industry competitors, ONE delivers an open architecture environment that adapts each individual application and device into its platform - promoting global collaboration as ONE system. MDI currently holds two U.S. Patents (nos. 6,580,951 and 6,892,246) in the field of distributed intelligence for security architecture. The MDI product family currently protects over 8 million alarm points across the globe for many of the world’s most recognized organizations including Microsoft, MBNA Worldwide, John Deere, Pepsi, FBI, TSA, Fidelity Investments, Bureau of Engraving & Printing, American Express, Department of Defense, IRS, Disney, Smithsonian Institution, San Diego Unified School District and MIT to name a few. The company has received numerous industry awards for their security technology including Frost & Sullivan’s Security System Technology Leadership Award and the Security Industry Association’s Best Integrated Product Award for 2006.  For more information on the company, its LearnSafe™ school safety and security initiative or its diversified line of security products and professional services, please visit www.mdisecure.com.

Forward-Looking and Cautionary Statements

Except for historical information and discussions contained herein, certain statements included in this press release may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. All statements included in this document, other than statements of historical fact, that address activities, events or developments that management expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements represent our reasonable judgment on the future based on various factors and using numerous assumptions and are subject to known and unknown risks, uncertainties and other factors that could cause our actual results and financial position to differ materially from those contemplated by the statements. You can identify these statements by the fact that they do not relate strictly to historical or current facts. They use words such as “anticipate,” “estimate,” “project,” “forecast,” “plan,” “may,” “will,” “should,” “expect” and other words of similar meaning. Investors should not rely on forward-looking statements because they are subject to a variety of risks and uncertainties and other factors that could cause actual results to differ materially from the Company’s expectation. Additional information concerning risk factors is contained from time to time in the Company’s SEC filings. The Company expressly disclaims any obligation to update the information contained in this release.

All product and company names mentioned herein may be the trademarks of their respective owners.

MDI Investor Relations Contact:
Richard A. Larsen
MDI, Incorporated
Richard.Larsen@mdisecure.com
(210) 582.2664

MDI Media Contact:
Michael M. Garcia
MDI, Incorporated
Mike.Garcia@mdisecure.com
(210) 477.5400